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Exhibit 10.3.6

EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement"), effective May 1, 2001, is among Westaff Support, Inc., a California corporation ("Westaff"), Westaff,  Inc., a Delaware corporation (the "Company"), and TOM D. SEIP (the "Executive"). Westaff, the Company and the Executive agree to the following terms and conditions of employment.

    1.  Employment. Westaff hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

2.  Duties.

      (a) Position and Responsibilities. The Executive shall be employed as the President and Chief Executive Officer of Westaff and the Company, which is the ultimate parent company of Westaff. The Executive shall have such executive responsibilities and duties as are consistent with his position. The Executive agrees to devote his full working time, attention and energies to the performance of his duties for Westaff or the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to Westaff or the Company in accordance with this Agreement and provided that the Executive otherwise complies with Westaff's Conflict of Interest Policy.

      (b) Election to Chairman of the Board. It is the intention of the Board of Directors of the Company (the "Board") that on the date of the Company's annual stockholders' meeting in calendar year 2001, which is presently scheduled for May 23, 2001 and will be held no later than June 30, 2001, the Board shall appoint the Executive to succeed to and replace W. Robert Stover as Chairman of the Board, effective at the annual stockholders' meeting in calendar year 2002. It is the intention of the Board that following the annual stockholders' meeting in calendar year 2002, W. Robert Stover will remain a director with the title of Chairman-Emeritus. This planned leadership change will be announced coincident with the public announcement of the Executive joining Westaff and the Company as President and Chief Executive Officer and such change shall be contingent upon satisfactory performance hereunder in the discretion of the Board.

      (c) Term. The Executive's employment shall commence on May 1, 2001, and shall be for a term of five (5) years, subject to termination under Section 4 of this Agreement.

    3.  Compensation and Benefits. In consideration for the services of the Executive, Westaff shall compensate the Executive as follows:

      (a) Base Salary. Westaff shall pay the Executive, in accordance with Westaff's then current payroll practices and schedule, a base salary ("Base Salary"). The Base Salary to be paid Executive shall be Five Hundred Thousand Dollars ($500,000), less income and employment tax withholding or other withholdings required by law, and such Base Salary may be increased, but not decreased, from time to time.

      (b) Benefits.

         (i) Vacation. The Executive shall be entitled to vacation leave of four (4) weeks per year or more as reasonably needed, subject to Westaff's policies with respect to maximum annual accruals.

        (ii) Benefit Plans. The Executive shall be eligible to participate in and to receive benefits from all present and future benefit plans specified in Westaff's policies and generally made available to similarly situated employees of Westaff. The amount and extent of benefits to which the Executive is entitled shall be governed by the specific benefit plan, as amended. The Executive shall also be entitled to any benefits or compensation tied to termination as described in Section 4.

      (c) Expenses. Westaff shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties in accordance with Westaff's policies, as they may be amended in Westaff's sole discretion.

      (d) Annual Incentive Compensation. The Executive shall receive a cash incentive bonus for improving the Company's annual corporate pre-tax net income from continuing operations, under the following terms:

         (i) Fiscal Year. The period for measuring improvement in the Company's annual corporate pre-tax net income from continuing operations shall be the Company's fiscal year, which ends on the last Saturday nearest the end of October each year and begins on the Sunday immediately following.

        (ii) Measurement of Improvement to Annual Corporate Pre-Tax Net Income. The base of comparison for the first year of the award shall be the improvement from fiscal year 2000 (October 31, 1999 to October 28, 2000) to fiscal year 2001 (October 29, 2000 to November 3, 2001). In calculating the improvement in annual corporate pre-tax net income from continuing operations from fiscal year 2000 to fiscal year 2001, pre-tax net income from fiscal year 2000 shall be normalized, so that the 1everaged buy-out expenses of approximately Two Million Dollars ($2,000,000), and the discontinued operations and costs of the medical business shall be excluded. The award shall be one-tenth (1/10) of the amount of improvement in annual corporate pre-tax net income from continuing operations, measured as the increase in the Company's annual corporate pre-tax net income from continuing operations from the previous fiscal year to the current fiscal year. The expense of the award shall be included in calculating the pre-tax net income from continuing operations for the purpose of determining the amount of the award.

       (iii) Basis for Calculation of Annual Corporate Pre-Tax Net Income. For purposes of determining the amount of the award, the Company's annual corporate pre-tax net income from continuing operations shall be calculated based on the Company's consolidated fiscal year and financial statements, as audited by the Company's independent public accountant.

        (iv) Termination or Resignation. Except as provided in Section 4(b) of this Agreement, if the Executive is not employed by Westaff or the Company on the last day of a given fiscal year, he shall not receive any award for improvement in corporate pre-tax net income from continuing operations for that fiscal year.

        (v) Timing and Form. The award shall be paid after January 1 each year and not later than January 15 of the same year, whether or not the Executive is employed on the date of payment. The award shall be paid in a lump sum, and Westaff shall deduct amounts required to be withheld by law for income and employment taxes or other legally required withholdings.

      (e) Stock Options. The Executive shall be granted stock options to purchase an aggregate of one million (1,000,000) shares of the Company's common stock on the date his employment begins. Five hundred thousand (500,000) shares shall be granted as incentive stock options (the "Initial Grant") to the extent permitted by law and, to the extent not an incentive stock option, shall be transferable by the executive for estate planning purposes. The terms of the Initial Grant shall be stated in two separate stock option agreements (one an incentive stock option and the other a non-qualified stock option, the "Initial Grant Stock Option Agreements"), which both parties shall sign in accordance with the Company's 1996 Stock Option/Stock Issuance Plan, as amended and restated as of April 30, 2001 (the "Plan"). The exercise price per share shall be equal to the fair market value per share, as defined by the Plan, on the date these options are granted to the Executive. The shares subject to the Initial Grant shall vest in the following five (5) installments, with vesting of the first installment to occur upon the hire date (the "Vesting Commencement Date") and continued vesting annually thereafter upon the Executive's completion of each additional year of service measured from the first anniversary of the Vesting Commencement Date through the fourth anniversary of the Vesting Commencement Date:

Date	Vested Option Shares
Vesting Commencement Date	150,000
First Anniversary of the Vesting Commencement Date	125,000
Second Anniversary of the Vesting Commencement Date	100,000
Third Anniversary of the Vesting Commencement Date	75,000
Fourth Anniversary of the Vesting Commencement Date	50,000

    Five hundred thousand (500,000) shares shall be granted as nonqualified stock options (the "Rescindable Grant") and shall be transferable by the executive for estate planning purposes; provided, however, that the Rescindable Grant shall be rescinded if a majority of the stockholders of the Company vote against the amendment and restatement of the Plan to increase the maximum number of shares with respect to which stock options, stock appreciation rights and direct stock issuances may be granted to an individual in any calendar year from five hundred thousand (500,000) shares of Company common stock to one million (1,000,000) shares of Company common stock. The Company agrees that it shall submit such amendment and restatement of the Plan for approval of its stockholders at the earliest opportunity, but not later than June 30, 2001, and that the Board shall recommend such approval to the stockholders of the Company. The terms of the Rescindable Grant shall be stated in a stock option agreement (the "Rescindable Grant Stock Option Agreement"), which both parties shall sign in accordance with the Plan. The exercise price per share shall be equal to the fair market value per share, as defined by the Plan, on the date this option is granted to the Executive. The shares subject to the Rescindable Grant shall vest in the following five (5) installments, with vesting of the first installment to occur upon the Vesting Commencement Date and continued vesting annually thereafter upon the Executive's completion of each additional year of service measured from the first anniversary of the Vesting Commencement Date through the fourth anniversary of the Vesting Commencement Date; provided, however, that, except as provided below, vested shares subject to the Rescindable Grant may only be exercised after June 15, 2002.

Date	Vested Option Shares
Vesting Commencement Date	150,000
First Anniversary of the Vesting Commencement Date	125,000
Second Anniversary of the Vesting Commencement Date	100,000
Third Anniversary of the Vesting Commencement Date	75,000
Fourth Anniversary of the Vesting Commencement Date	50,000

    Notwithstanding the foregoing, vested shares subject to the Rescindable Grant may be exercised on or before June 15, 2002, but only following stockholder approval of the amendment and restatement of the Plan to increase the maximum number of shares with respect to which stock options, stock appreciation rights and direct stock issuances may be granted to an individual in any calendar year to one million (1,000,000) shares of common stock.

    Notwithstanding the foregoing vesting schedules, both the Initial Grant and the Rescindable Grant shall become fully vested and exercisable upon the effective date of a "Change in Control," a "Corporate Transaction," or a "Hostile Take-Over," as such terms are defined in the Plan, whichever event shall first occur while the Executive is employed by the Company or Westaff and notwithstanding any assumption, substitution or replacement of such Grants in connection with such event.

    At termination of the employment relationship by either party, both the Initial Grant and the Rescindable Grant must be exercised within three (3) months from the date of termination; provided, however, that (i) should termination of the Executive's employment be for Cause, as defined herein, such Grants shall be cancelled upon the date of such termination, and (ii) should termination of Executive's employment be on account of death or disability or without Cause, such Grants shall remain exercisable for twelve (12) months from the date of such termination.

    The Company agrees to register the shares of Company common stock subject to the Initial Grant and the Rescindable Grant under the Securities Act of 1933 so that such shares will be publicly tradable.

4.  Termination of Employment.

      (a) Definition of Cause. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following:

         (i) the Executive's conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude;

        (ii) the Executive's fraud, embezzlement, misappropriation or dishonesty which has or could reasonably be expected to materially and adversely affect the Company or its reputation; or

       (iii) the Executive's intentional and material breach of this Agreement, violation of any lawful, written directive of the Board of the Company, intentional and material breach of any lawful written policy of Westaff that has been communicated to or made available to the Executive, or intentional and material breach of any statutory or fiduciary duty owed to Westaff that has or could reasonably be expected to materially and adversely affect the Company or its reputation; provided that the foregoing breach or violation is not corrected within fifteen (15) days after written notice thereof has been provided by the Board to the Executive;

      (b) Termination by Westaff without Cause. At any time, Westaff may terminate the Executive's employment for any reason, without Cause, by providing the Executive ninety (90) days' advance written notice. If the Executive's employment is terminated without Cause, Westaff shall pay the Executive his earned but unpaid Base Salary, accrued vacation pay through the date of termination and, in addition, severance pay equal to one (1) year of his Base Salary. Such earned but unpaid Base Salary and accrued vacation pay shall be paid immediately upon the Executive's termination of employment. If Executive's termination occurred after more than six months of employment in the fiscal year, he shall also receive a pro rata payment of the cash incentive bonus provided in Section 3(d). The cash incentive bonus shall be paid in accordance with Section 3(d)(v). Severance pay shall be paid in accordance with Westaff's standard payroll schedule and not as a lump sum. Following termination of employment, the Executive shall continue to participate in Westaff's employee benefit plans in accordance with the terms of such plans.

      (c) Termination by Westaff for Cause. At any time, and without prior notice, Westaff may terminate the Executive for Cause. If employment shall be terminated by Westaff for Cause, Westaff shall pay the Executive his earned but unpaid Base Salary and accrued vacation pay through the date of termination. Such earned but unpaid Base Salary and accrued vacation pay shall be paid immediately upon the Executive's termination. Following termination of employment, the Executive shall continue to participate in Westaff's employee benefit plans in accordance with the terms of such plans.

      (d) Resignation by Executive. At any time, the Executive may terminate his employment for any reason by providing Westaff ninety (90) days' advance written notice. Westaff shall pay the Executive his earned but unpaid Base Salary and accrued vacation pay through the date of termination immediately upon the Executive's termination of employment. Following termination of employment, the Executive shall continue to participate in Westaff's employee benefit plans in accordance with the terms of such plans.

      (e) Termination by Disability. In the event of termination for reason of disability, Westaff shall pay the Executive his accrued but unpaid Base Salary and accrued vacation pay through the date of termination and, in addition, severance pay equal to three (3) months of his Base Salary. Such earned but unpaid Base Salary and accrued vacation pay shall be paid immediately upon the Executive's termination. Severance pay shall be paid in accordance with Westaff's standard payroll schedule and not as a lump sum, and it shall be reduced by any payments received by the Executive under Westaff's Long Term Disability Plan during the three (3) month severance payment period. Following termination of employment, the Executive shall continue to participate in Westaff's employee benefit plans in accordance with the terms of such plans.

5.  Termination Obligations.

      (a) Representations and Warranties. The representations and warranties contained in this Agreement and the Executive's obligations under Section 5 and Section 6 on Proprietary Information and Non-Solicitation shall survive the termination of employment.

      (b) Cooperation in Pending Work. Following any termination of employment, the Executive shall fully cooperate with Westaff in all matters relating to the winding up of pending work on behalf of Westaff and the orderly transfer of work to other employees of Westaff.

      (c) Return of Company Property. All property, including, without limitation, all equipment, tangible Proprietary Information as defined in Section 6(a), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by the Executive in the course of or incident to his employment, belongs to Westaff and shall be returned promptly to Westaff upon termination of employment.

6.  Proprietary Information and Non-Solicitation.

      (a) Proprietary Information. The Executive recognizes and acknowledges that certain assets of Westaff and the Company constitute Proprietary Information, including all information that is known only to the Executive or Westaff or the Company, and relating to the business of Westaff or the Company (including, without limitation, information regarding employees, clients, customers, pricing policies, methods of operation, sales, products, costs, markets, key personnel, formulae, product applications, technical processes, confidential data, and trade secrets), and that protection of such information is essential to the interests of Westaff and the Company. The Executive will be required to sign, as a condition of employment, Westaff's Confidential Information and Invention Agreement.

      (b) Non-Solicitation of Employees and Clients. The Executive acknowledges and agrees that the pursuit of activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of Westaff's Confidential Information and Invention Agreement. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive agrees that for a period of one (1) year after termination of his employment, he shall not, directly or indirectly, (i) solicit, induce, or influence any employee, consultant or independent contractor of Westaff or the Company to terminate his or her employment or relationship with Westaff or the Company or to work for any other business entity or person; or (ii) solicit (other than on behalf of Westaff or the Company), divert, or attempt to divert, the business of any client or customer of Westaff or the Company in any district, territory, state or country where Westaff or the Company conducts business.

      (c) Non-Competition During Severance Period. If the Executive engages in any business activity that is or may be competitive with Westaff in any district, territory, state or country where Westaff conducts business during the severance period, then the Executive's right to receive severance payments shall cease immediately upon his engaging in any such competition. The period of non-competition shall not exceed one (1) year following the date of employment termination.

    7.  Arbitration. Any controversy or claim arising out of or relating to the Executive's employment and its termination, including, but not limited to, claims of employment discrimination, this Agreement, the Stock Option Agreement, the Confidential Information and Invention Agreement, or the breach thereof, (except for injunctive relief as provided for below) shall be subject to binding, mandatory arbitration under the auspices of the American Arbitration Association ("AAA") in San Francisco, California conducted by a single, neutral arbitrator in accordance with the AAA National Rules for the Resolution of Employment Disputes.

    To the extent permitted by law, each party will pay one half (1/2) of the costs of the arbitration, and the parties shall bear their own attorneys' fees and costs except as otherwise required by law. The parties shall have the right to conduct discovery which provides them with access to documents and witnesses that are essential to the dispute, as determined, by the arbitrator. The arbitrator's written award shall include the essential findings and conclusions upon which the award is based.

    This mutual agreement to arbitrate disputes does not prohibit or limit either the Executive's or Westaff's or the Company's right to seek equitable relief from a court for claims involving a violation of the Confidential Information and Invention Assignment Agreement, including, but not limited to, injunctive relief, pending the resolution of a dispute by arbitration or during limited judicial review. Except for such injunctive relief, claims under the Confidential Information and Invention Agreement are subject to arbitration under this Agreement.

8.  General.

      (a) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

      (b) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (c) Entire Agreement. This Agreement, the Stock Option Agreement, the Confidential Information and Invention Agreement, and Westaff's employment policies to the extent not inconsistent with the provisions of this Agreement contain the entire understanding of the parties, supersede all prior agreements and relating to the subject matter and shall not be amended except by a written instrument hereafter signed by each of the parties.

      (d) Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      (e) Assignment; Successors and Assigns. The Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be void. Nothing in this Agreement shall prevent the consolidation of Westaff or the Company with, or its merger into, any other entity, or the sale by Westaff or the Company of all or substantially all of its assets, or the otherwise lawful assignment by Westaff or the Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

      (f)  Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California, without regard to that State's principles of conflict of laws.

      (g) Beneficiaries. This agreement is intended to benefit both the Company and Westaff such that any references herein to either corporation shall apply interchangeably to both corporations, particularly with respect to the termination provisions of Section 4, and this Agreement shall inure to the benefit of any present or future subsidiary of the Company that may become the Executive's employer due to a corporate restructuring. Notwithstanding the foregoing, the references to the Company in the following Sections of this Agreement shall pertain solely to Westaff, Inc. (the "Company") and not to Westaff Support, Inc. ("Westaff): Section 3(d) and each of its subparts, relating to the Annual Incentive Compensation; Section 3(e) relating to Stock Options; and the reference to the Board of the Company in Section 4(a)(iii), relating to the definition of Cause.

    The parties have duly executed this Agreement as of the date and year first above written.

/s/ Tom D. Seip 5/1/01 TOM D. SEIP
WESTAFF, INC.
By:	/s/ W. Robert Stover W. Robert Stover Chairman of the Board, interim President and Chief Executive Officer
WESTAFF SUPPORT, INC.
By:	/s/ W. Robert Stover
Its:	W. Robert Stover Chairman of the Board, interim President and Chief Executive Officer

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  Exhibit 10.3.6
EMPLOYMENT AGREEMENT